FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-01

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Sep  5 2014 13:23:30

WFRBS COMMERCIAL MORTGAGE TRUST 2014-C22 - PUBLIC NEW ISSUE
**LAUNCH** $1,266.319 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY	LAUNCH
A-1	AAAsf/AAA(sf)/Aaa(sf)	57.333	2.73	30.000%	34.0%	18.0%	+42
A-2	AAAsf/AAA(sf)/Aaa(sf)	75.863	4.89	30.000%	34.0%	18.0%	+53
A-3	AAAsf/AAA(sf)/Aaa(sf)	59.936	6.92	30.000%	34.0%	18.0%	+85
A-4	AAAsf/AAA(sf)/Aaa(sf)	360.000	9.84	30.000%	34.0%	18.0%
A-5	AAAsf/AAA(sf)/Aaa(sf)	386.043	9.89	30.000%	34.0%	18.0%	+84
A-SB	AAAsf/AAA(sf)/Aaa(sf)	102.144	7.44	30.000%	34.0%	18.0%	+74
A-S	AAAsf/AAA(sf)/Aa1(sf)	104.132	9.96	23.000%	37.3%	16.3%	+115
B	AA-sf/AA-(sf)/Aa3(sf)	68.802	9.96	18.375%	39.6%	15.4%	+145
C	A-sf/A-(sf)/A3(sf)	52.066	9.96	14.875%	41.3%	14.8%	+190
PEX	A-sf/A-(sf)/A1(sf)	225.000	9.96	14.875%	41.3%	14.8%
X-A	AAAsf/AAA(sf)/NR	1,145.451	N/A	N/A	N/A	N/A
X-B	NR/AAA(sf)/NR	232.438	N/A	N/A	N/A	N/A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
D	BBB-sf/BBB-(sf)/NR	111.570	9.96	7.375%	44.9%	13.6%

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,487,599,794
NUMBER OF LOANS:	129
NUMBER OF PROPERTIES:	172
WA CUT-OFF LTV:	64.6%
WA BALLOON LTV:	57.3%
WA U/W NCF DSCR:	2.16x
WA U/W NOI DEBT YIELD:	12.6%
WA MORTGAGE RATE:	4.506%
TOP TEN LOANS %:	43.6%
WA TERM TO MATURITY (MOS):	115
WA AMORTIZATION TERM (MOS):	363
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (44.4%), RBS (20.9%), RMF (10.6%),
LIG I (7.4%), NCB, FSB (4.5%), C-III (4.3%)
BASIS (3.9%), WDCPF (3.9%),

TOP 5 PROPERTY TYPES:	OFFICE (26.3%), MULTIFAMILY (16.8%),
HOSPITALITY (15.3%), RETAIL (12.9%),
MIXED USE (12.8%)

TOP 5 STATES:	CA(21.4%), NY(14.1%), TX(9.5%), FL(9.4%), CT(7.1%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NCB, FSB
SPECIAL SERVICERS:	CWCAPITAL ASSET MANAGEMENT, LLC AND NCB, FSB
SUBORDINATE CLASS REP:	AN AFFILIATE OF SEER CAPITAL MANAGEMENT LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY FWP:	ATTACHED
PRESALE REPORTS:	SEPTEMBER 2, 2014
ANTICIPATED PRICING:	FRiDAY
ANTICIPATED SETTLEMENT:	SEPTEMBER 29, 2014

ROADSHOW
CONFERENCE CALLS:	UPON DEMAND

HARTFORD, BREAKFAST:	TUES, 9/2 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	TUES, 9/2 @ 12:00PM ET, THE LANGHAM
NEW YORK 1x1's:	WED, 9/3
MINNEAPOLIS, BREAKFAST:	THURS, 9/4 @ 7:30AM CT, GRAND HOTEL MINNEAPOLIS

GLOBAL INVESTOR CALL:	PRE-RECORDED, AVAILABLE TUES, 9/2
U.S. DIAL IN: 1-800-304-6516 (PASSCODE: 13611)
INTERNATIONAL: 1-404-504-7197 (PASSCODE: 13611)
http://www.netroadshow.com (ENTRY CODE: WFRBS2014)

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:
https://www.wellsfargo.com/com/disclaimer/wfsjb4.